Exhibit 99.1
 GENEDX HOLDINGS CORP.

 April 28, 2023

Notice to Warrant Holders

Dear Warrant Holder:

Reference is made to that certain Warrant Agreement (the “Warrant Agreement”), by and between CM Life Sciences, Inc. (n/k/a GeneDx Holdings Corp.) (the “Company”) and Continental Stock Transfer & Trust Company, as warrant agent, dated as of September 1, 2020. This letter constitutes a notice pursuant to Section 4.6 of the Warrant Agreement and in accordance with the notice provisions contained in Section 9.2 thereof. All capitalized terms not separately defined in this notice shall have the same meanings as defined in the Warrants.

The Company is writing to inform you, as a registered holder of one or more Warrants, that the Company has effected a reverse stock split of the issued and outstanding shares Common Stock of the Company (the “Reverse Stock Split”). The Board of Directors of the Company has approved the Reverse Stock Split at a ratio of 1-for-33. On April 28, 2023, the Company filed a Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware to effect the Reverse Stock Split, effective as of May 4, 2023 (the “Effective Date”).

Prior to the Effective Date, each whole Warrant is exercisable for one (1) fully paid and non-assessable share of Common Stock, and the Warrant Price is $11.50 per share. Pursuant to Sections 4.2 and 4.3 of the Warrant Agreement, on the Effective Date, each then-outstanding whole Warrant will be adjusted such that (subject to any future adjustment pursuant to the Warrant Agreement’s terms):

•the number of shares of Common Stock issuable on exercise of each whole Warrant shall be decreased in proportion to the decrease of the number of issued and outstanding shares of Common Stock following the Reverse Stock Split, resulting in such Warrant being exercisable for one thirty-third (1/33) of a share of Common Stock; and

•the Warrant Price shall be adjusted by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be one (1) (the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment), and (y) the denominator of which shall be one thirty-third (1/33) (the number of shares of Common Stock so purchasable immediately thereafter), resulting in an adjusted Warrant Price of $379.50 per share.

The Reverse Stock Split was previously approved by the stockholders of the Company at a special meeting held on April 14, 2023.

If you should have any questions, please do not hesitate to contact Tricia Truehart, Head of Investor Relations of the Company, at investors@GeneDx.com.